UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 15, 2009
ALEXZA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51820	77-0567768

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Alexza Pharmaceuticals, Inc.
2091 Stierlin Court
Mountain View, California	94043

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (650) 944-7000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On December 1, 2006, Alexza Pharmaceuticals, Inc. (“Alexza”) entered into a series of related agreements with Symphony Capital Partners, L.P (“Symphony Capital”), Symphony Allegro Holdings LLC (“Holdings”) and Symphony Allegro, Inc. (“Allegro”), pursuant to which Holdings formed and capitalized Allegro, a newly formed Delaware corporation, in order (a) to hold certain intellectual property related to two of Alexza’s product candidates, AZ-002 and AZ-004 (the “Programs”), which were exclusively licensed to Allegro under a technology license agreement, and (b) to fund commitments to Alexza in the amount of $50 million. The funding supported pre-clinical and clinical development by Alexza, on behalf of Allegro, of the Programs. Alexza retained all rights to manufacture the product candidates for Allegro. In connection with such transaction, Alexza and Holdings entered into a purchase option agreement that provided for the exclusive right, but not the obligation, of Alexza to repurchase both Programs at specified points in the future, at specific prices (the “Purchase Option”). In exchange for the Purchase Option, Alexza granted Holdings a five year warrant to purchase 2,000,000 shares of Alexza’s common stock at an exercise price of $9.91 per share pursuant to a warrant purchase agreement, and granted certain registration rights to Holdings pursuant to a registration rights agreement.
On June 15, 2009, Alexza and Holdings entered into a series of related agreements pursuant to which such parties agreed to amend the terms of the Purchase Option, as set forth in an amended and restated purchase option agreement (the “Amended Purchase Option Agreement”). In connection with such amendment, Alexza and Holdings also entered into a warrant purchase agreement (the “Warrant Purchase Agreement”) and an amended and restated registration rights agreement (the “Amended Registration Rights Agreement”) with Holdings (such agreements, together with the Amended Purchase Option Agreement, are collectively referred to as the “Transaction Documents”).
The Amended Purchase Option Agreement provides that, upon the closing of the Purchase Option, Alexza will (i) issue to Holdings 10,000,000 shares of its common stock (the “Shares”) and (ii) grant Holdings, pursuant to the Warrant Purchase Agreement, a five year warrant to purchase 5,000,000 shares of its common stock (the “Warrant”), at an exercise price of $2.26 per share, which represents a 25% premium over Alexza’s recent 30 trading-day average closing price of $1.81 through June 12, 2009. The warrants issued initially to Holdings on December 1, 2006 described above will be cancelled concurrently with the issuance of the Warrant. Alexza has agreed to provide certain registration rights under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Shares and the shares of Alexza’s common stock issuable upon exercise of the Warrant pursuant to the Amended Registration Rights Agreement. In addition, following the closing of the Purchase Option, Holdings will be entitled to receive payments from Alexza equal to specified percentages of certain upfront, milestone, royalty, profit sharing or similar payments received by Alexza in respect of any agreement or arrangement with any third party with respect to the development and/or commercialization of the Programs.
In connection with the closing of the Purchase Option, Alexza and Holdings are expected to enter into an agreement that requires Alexza to nominate and use its commercially reasonable efforts to cause to be elected and cause to remain as a director on Alexza’s board of directors one individual designated by Holdings. Holdings would also agree to certain limitations on its ability acquire additional securities of Alexza, vote its shares or take certain actions intended to influence control of Alexza.
Concurrently with the execution of the Transaction Documents, Alexza notified Holdings of its exercise of the Purchase Option, pursuant to the Amended Purchase Option Agreement.
It is a condition to the closing of the Purchase Option that Alexza receive the approval of its stockholders for the issuance of the Shares and the shares of Alexza’s common stock issuable upon exercise of the Warrant. Alexza has agreed to use its commercially reasonable efforts to obtain such stockholder approval.
Except as described herein, the transaction agreements among Alexza, Symphony Capital, Holdings and Allegro entered into on December 1, 2006 remain unchanged and in full force and effect.
On June 15, 2009, Alexza issued a press release describing the transactions described herein. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.
Section 9 — Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

99.1	Press Release titled “Alexza Announces Agreement to Acquire Symphony Allegro, Including All Rights to AZ-004, AZ-104 and AZ-002”, dated June 15, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alexza Pharmaceuticals, Inc.
Date: June 15, 2009	By:	/s/ Thomas B. King
Thomas B. King
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release titled “Alexza Announces Agreement to Acquire Symphony Allegro, Including All Rights to AZ-004, AZ-104 and AZ-002”, dated June 15, 2009